Exhibit 99.1

For Immediate Release

PILGRIM’S PRIDE PROPOSES TO ACQUIRE HILLSHIRE BRANDS
FOR $45.00 PER SHARE IN CASH

Proposal Provides Attractive Valuation for Hillshire and Immediate Cash Value for Hillshire Shareholders

Represents a Superior Proposal for Hillshire Shareholders Compared to
Hillshire’s Planned Acquisition of Pinnacle Foods

Creates Fully Integrated Branded Protein Leader with
Combined Sales of $12.4 Billion Across Broad Portfolio of Brands

GREELEY, Colo., May 27, 2014 – Pilgrim’s Pride Corporation (Nasdaq: PPC) (“Pilgrim’s”) today announced that it has made a proposal to acquire The Hillshire Brands Company (“Hillshire”) (NYSE: HSH) for $45.00 per share in cash, in a transaction valued at $6.4 billion.

Pilgrim’s all-cash proposal provides Hillshire shareholders with a substantially superior alternative to Hillshire’s pending acquisition of Pinnacle Foods Inc. (“Pinnacle”) (NYSE: PF), representing a 25% premium to the volume weighted average price of Hillshire shares over the 10 trading days following the announcement of the Pinnacle transaction. Further, the transaction represents a compelling value to Hillshire shareholders at 12.5x Hillshire’s trailing adjusted EBITDA, including the $163 million termination fee payable to Pinnacle.

The proposal has the unanimous support of the Board of Directors of Pilgrim’s, as well as the support of JBS S.A., the majority owner of Pilgrim's. It is anticipated that the proposed transaction would close in the third quarter of 2014 and would be subject to customary closing conditions and the termination of Hillshire’s merger agreement with Pinnacle. Pilgrim’s expects to finance the acquisition with a combination of existing cash balances and new debt financing.

The transaction would create a leading branded, protein-focused company with strong, consistent earnings and complementary competencies:

●	Strong Financial Profile: Together, the companies would have LTM combined revenues of $12.4 billion and EBITDA of $1.4 billion.
●	Diversified and Complementary Product Portfolios and Customer Bases:
o
An attractive portfolio of Pilgrim’s and Hillshire brands, including Pierce, Wing Dings, Jimmy Dean, Hillshire Farm, Ball Park and State Fair – all of which are number one or number two in their respective markets.

o	Pilgrim’s strong operational efficiency systems and processes align with Hillshire’s innovation and marketing capabilities.
o	Complementary channels with shared culture of partnering with customers – Pilgrim’s expertise in food service brand and supermarket deli and Hillshire’s experience in retail.
●
Strong Synergy and Growth Opportunities: Pilgrim’s expects cost synergies to come from operational and value-chain efficiencies and significant growth opportunities in higher margin branded products, both in North America and internationally.

●
Maintaining Hillshire’s Presence in Chicago: Appreciating the importance of Hillshire’s heritage and connections with the communities in which it operates, Pilgrim’s intends to make Chicago a major center of North American operations.

"Our proposal creates considerable value for the shareholders of both Pilgrim’s and Hillshire," said Bill Lovette, Pilgrim’s Chief Executive Officer.  "For Hillshire shareholders, our proposal provides a substantial premium, greater certainty and immediate cash value for their shares. We have long respected the Hillshire business and we are confident that Hillshire’s Board and shareholders will find our all-cash premium proposal to be superior to the pending acquisition of Pinnacle. For Pilgrim’s, the addition of Hillshire’s portfolio of iconic brands and broad based marketing, innovation and distribution expertise will enhance our position as a market leader. With our complementary products, we believe that together Pilgrim’s and Hillshire will better serve our combined customer bases for the benefit of all our stakeholders. We look forward to working constructively with Hillshire to sign a definitive merger agreement and quickly realize the benefits of this combination."

Lazard is acting as financial advisor to Pilgrim’s and Cravath, Swaine & Moore LLP is acting as its legal counsel.

Below is the text of the letter that was sent to Sean Connolly, Hillshire’s President and Chief Executive Officer, today:

May 27, 2014

Mr. Sean Connolly
President and Chief Executive Officer
The Hillshire Brands Company
400 South Jefferson Street
Chicago, IL 60607

Dear Sean,

On behalf of Pilgrim’s Pride Corporation (“PPC”), we are writing to convey our proposal to acquire The Hillshire Brands Company (“Hillshire” or the “Company”).  As expressed during our meeting in Chicago on February 20, 2014 we have the utmost respect for Hillshire, its leadership and its employees, and, as you are well aware, it has long been our desire to acquire the Company.  We also admire the role that Hillshire has played in the communities it serves, and we would maintain this tradition, making Chicago a major center of North American operations.

Based on our extensive review of the Company, we are prepared to offer $45 per share in cash for all of the outstanding shares of Hillshire common stock.  Our proposal values Hillshire at 12.5x its trailing twelve-month adjusted EBITDA as of March 29, 2014, including the $163 million termination fee payable to Pinnacle Foods Inc. (“Pinnacle”).  We would assume such fee upon closing.

Section 5.4 of your agreement with Pinnacle explicitly contemplates the Hillshire Board, in the exercise of its fiduciary duties, entering into negotiations and providing diligence if it receives a Superior Proposal, which is defined as a Takeover Proposal that is more favorable to Hillshire’s stockholders from a financial point of view than the Pinnacle transaction.  A sale of the Company at the price indicated above offers superior value and far greater certainty to Hillshire shareholders than the contemplated Pinnacle transaction.

We are coming forward now because the opportunity for your shareholders to obtain the compelling value represented by our proposal will no longer exist if the proposed acquisition of Pinnacle is consummated.  Our offer is therefore conditioned on the termination of this transaction (and our proposed purchase price is not subject to reduction for any related termination fees).  In light of the materiality of the proposed transaction and disclosure rules, we plan to announce our proposal publicly.

We intend to finance this all-cash offer through PPC with existing liquidity and new third party financing.  The PPC balance sheet as of March 30, 2014 reflected net financial debt of $155 million, including $552 million in cash and cash equivalents, which provides us with ample flexibility to effect an acquisition.  Pro forma leverage for PPC would be approximately 4x consolidated 2014E EBITDA, well below the levels you have communicated for the Pinnacle transaction.  Based on our strong relationships with all major financial institutions in the U.S. and globally, we expect to finalize binding debt financing commitments promptly.

We have dedicated a full team to the evaluation of Hillshire, including both management and advisors, and have conducted a thorough review of the business and its operations based on publicly available information.  In order to finalize our proposal, we would need to complete customary confirmatory due diligence based on non-public information, which we believe could be conducted in parallel with documentation of the transaction without disruption to your business.  We have retained the services of Lazard as our financial advisor, and Cravath, Swaine & Moore as our legal counsel, to assist us in consummating this transaction, and PPC has obtained all relevant internal approvals for the delivery of this proposal, including from our Board and our majority shareholder, JBS.

This preliminary proposal is a non-binding indication of interest, which remains subject to the negotiation, execution and delivery of mutually satisfactory definitive agreements, completion of confirmatory due diligence, approval of the transaction by your Board of Directors, receipt of customary approvals and the termination of Hillshire’s merger agreement with Pinnacle.  Nothing contained in this letter or any resulting communications shall create any legally binding agreements or obligations of any party referred to herein until definitive documentation setting forth such legally binding terms has been negotiated, executed and delivered by the parties.

It is our strong preference to reach a negotiated transaction.  Working together, we anticipate being in a position to prepare and execute a definitive agreement within two weeks.  In the meantime, we remain at your disposal to address any questions you may have.

Yours sincerely,

/s/

William W. Lovette
President and Chief Executive Officer
Pilgrim’s Pride Corporation

/s/

Wesley M. Batista
President and Chief Executive Officer
JBS S.A., Majority Shareholder in
Pilgrim’s Pride Corporation

Conference Call Information
Pilgrim’s and JBS officials will be discussing the proposed transaction with analysts and investors on a conference call at 8:30 a.m. ET today. For those who would like to join the call, access is available by dialing +1 (800) 860-2442 within the U.S. or +1 (412) 858-4600 internationally and requesting the “Pilgrim’s Pride Conference.” Please note that to submit a question to management during the call, you must be logged in via telephone.

Replays of the conference call will be available on Pilgrim’s website approximately two hours after the call concludes and can be accessed through the “Investor” section of www.pilgrims.com. You can also call US +1 (877) 344-7529 within the U.S or +1 (412) 317-0088 internationally requesting conference number 10177422. The webcast will be available for replay through June 10, 2014.

About Pilgrim’s Pride
Pilgrim’s Pride Corporation employs approximately 35,700 people and operates chicken processing plants and prepared-foods facilities in 12 states, Puerto Rico and Mexico. Pilgrim’s primary distribution is through retailers and foodservice distributors.

Forward-Looking Statements
Statements contained in this press release that state the intentions, plans, hopes, beliefs, anticipations, expectations or predictions of the future of Pilgrim’s Pride Corporation and its management are considered forward-looking statements. These forward-looking statements include statements of anticipated changes in the business environment in which Pilgrim’s operates and in Pilgrim’s future operating results relating to Pilgrim’s offer and the potential benefits of a transaction with Hillshire. There is no assurance that the potential transaction will be consummated, and it is important to note that actual results could differ materially from those projected in such forward-looking statements. Forward-looking statements in this press release should be evaluated together with other factors that could cause actual results to differ materially from those projected in such forward-looking statements, particularly those risks described under “Risk Factors” in Pilgrim’s Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Pilgrim’s Pride Corporation undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Rosemary Raysor
Pilgrim’s Pride Corp Investor Relations
Rosemary.Raysor@pilgrims.com
(970) 506-8192
www.pilgrims.com

Andy Brimmer / Dan Katcher / James Golden / Alyssa Cass
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449